Exhibit 3.1

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

CERTIFIED COPY OF ONE PARTICULAR DOCUMENT

CERTIFICATE

I THE UNDERSIGNED, *Secretary of State, of the State of Oklahoma do hereby certify that, to the date of this certificate, the attached is a true and correct copy of the document on file as described below of:*

NAME OF ENTITY
3DICON CORPORATION

DOCUMENT TYPE	***DOCUMENT FILING DATE***
Amended Certificate of Incorporation	*October 05, 2016*

IN TESTIMONY WHEREOF, *I hereunto set my hand and affixed the Great Seal of the State of Oklahoma, done at the City of Oklahoma City, this 5th, day of October, 2016.*

Secretary Of State

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED
CERTIFICATE OF INCORPORATION

WHEREAS, *the Amended Certificate of Incorporation of*

3DICON CORPORATION

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, I *hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

GREAT SEAL OF THE STATE OF OKLAHOMA 1907

Filed in the city of Oklahoma City this
5th day of October, 2016.

Secretary of State

FILED - Oklahoma Secretary of State #190055617 10/05/2016

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

($0.0002 PAR VALUE)

OF

3DICON CORPORATION

Pursuant to Section 1032 of the Oklahoma General Corporation Act, 3DICON CORPORATION, an Oklahoma corporation (“Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation on May 31, 2016:

WHEREAS, the Corporation filed a Certificate of Designation with the Oklahoma Secretary of State on March 22, 2016 (the “Certificate of Designation”), setting forth certain resolutions of the Corporation’s Board of Directors establishing the powers, preferences, rights and limitations of the Corporation’s Series B Convertible Preferred Stock, par value $0.0002 per share (“Series B Preferred Stock”); and

WHEREAS, the Board of Directors deems it desirable and in the best interests of the Corporation to amend the terms of the Certificate of Designation to increase the number of authorized shares of Series B Preferred Stock from 2,000,000 shares to 6,600,000 shares;

NOW THEREFORE BE IT RESOLVED, that the number of authorized shares of Series B Preferred Stock shall be and is hereby increased from 2,000,000 shares to 6,600,000 shares; and

FURTHER RESOLVED, that a Certificate of Amendment to the Certificate of Designation setting forth these resolutions shall be prepared, and the Executive Officers be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Amendment to the Certificate of Designation with the Oklahoma Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf by the undersigned, as of this 30th day of September, 2016.

3DICON CORPORATION

/s/ Victor Keen
Victor Keen, Chief Executive Officer

RECEIVED

OCT 5 2016

OKLAHOMA SECRETARY OF STATE